Exhibit 99.1

RICHARD PARRY JOINS BOARD OF DIRECTORS OF BIMINI CAPITAL MANAGEMENT

VERO BEACH, Fla., (September 14, 2026) – Bimini Capital Management, Inc. (OTCQX: BMNM), (“Bimini Capital,” “Bimini,” or the “Company”), today announced that Richard Parry has joined the board of directors as a Class II director with his term expiring in 2029.  Mr. Parry is currently the President and Chief Investment Officer of Tom Johnson Investment Management, LLC (“TJIM”), an 80%-owned subsidiary of the Company acquired earlier this year. A trust affiliated with Mr. Parry retains an equity interest in TJIM. Mr. Parry entered into an employment agreement with TJIM in connection with the TJIM Acquisition.

Commenting on the appointment, Robert E. Cauley, Chairman and Chief Executive Officer of the Company, stated “We are very happy that Richard has joined our board.  TJIM was a very important acquisition for the Company, and his presence on the board demonstrates our commitment to growing and diversifying our asset management endeavors.”

As an employee of the Company, Mr. Parry will not be separately compensated for his service as director; however, he may be reimbursed for out-of-pocket expenses incurred in attending conferences or educational seminars that relate to his Board service, consistent with the Company’s practice. Mr. Parry is not expected to serve on a committee of the Board at this time.

Forward Looking Statements

Statements herein relating to matters that are not historical facts are forward-looking statements, as defined in the Private Securities Litigation Reform Act of 1995. The reader is cautioned that such forward-looking statements are based on information available at the time and on management's good faith belief with respect to future events, and are subject to risks and uncertainties that could cause actual performance or results to differ materially from those expressed in such forward-looking statements. Important factors that could cause such differences are described in Bimini Capital Management, Inc.'s filings with the Securities and Exchange Commission, including Bimini Capital Management, Inc.'s most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Bimini Capital Management, Inc. assumes no obligation to update forward-looking statements to reflect subsequent results, changes in assumptions or changes in other factors affecting forward-looking statements, except as may be required by applicable law.

CONTACT:

Bimini Capital Management, Inc.

Robert E. Cauley, 772-231-1400

Chairman and Chief Executive Officer

https://ir.biminicapital.com